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                                                                      EXHIBIT 21
                                                                      ----------

                         SUBSIDIARIES OF THE REGISTRANT

                                                              Jurisdiction
          Subsidiaries (a)                                    of Incorporation
          ------------                                        ----------------

Victoria's Secret Stores, Inc. (b)                            Delaware
Victoria's Secret Catalogue, LLC (c)                          Delaware
Bath & Body Works, Inc. (d)                                   Delaware
Gryphon Development, Inc. (e)                                 Delaware
Intimate Brands Service Corporation (f)                       Delaware

(a) The names of certain subsidiaries are omitted since such unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of January 30, 1999.

(b) Victoria's Secret Stores, Inc. is a wholly-owned subsidiary of the registrant.

(c) Victoria's Secret Catalogue, LLC is a wholly-owned subsidiary of Victoria's Secret Catalogue Holding LLC, a Delaware limited liability corporation and a wholly-owned subsidiary of the registrant.

(d)      Bath & Body Works, Inc. is a wholly-owned subsidiary of the registrant.

(e) Gryphon Development, Inc. is a wholly-owned subsidiary of the Gryphon Holding Corporation, a Delaware corporation and a wholly-owned subsidiary of the registrant.

(f) Intimate Brands Service Corporation is a wholly-owned subsidiary of the registrant.